SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                                 April 21, 1999
                Date of report (Date of earliest event reported)



                            K-TEL INTERNATIONAL, INC.
               (Exact Name of Registrant as Specified in Charter)

    MINNESOTA                    0-6664                     41-0946588
(State or Other         (Commission File Number)           (IRS Employer
  Jurisdiction                                          Identification No.)
of Incorporation)


                  2605 Fernbrook Lane North, Plymouth, MN 55447
                  ---------------------------------------------
                    (Address of Principal Executive Offices)



                                 (612) 559-6800
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              (Registrant's telephone number, including area code)


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ITEM 5.           OTHER EVENTS.

         On April 21, 1999, K-tel International, Inc. (the "Company") entered into a Securities Purchase Agreement (the "Agreement") with two investors, pursuant to which the Company will sell in a private placement transaction, up to $18.0 million of the Company's common stock in two tranches. The Company intends to use the proceeds from the financing for working capital purposes. The first tranche will total $8.0 million. Pursuant to the Agreement, the Company sold 465,794 shares of common stock for an aggregate of $4,000,000, or $8.588 per share. The Company is obligated to sell and the purchasers are obligated to close on an additional $4.0 million of common stock, on the effective date of a registration statement under the Securities Act of 1933, as amended (the "Act") covering the common stock. The Company anticipates that such additional portion of the first tranche will be funded within 105 days, concurrent with effectiveness of a registration statement. The per share purchase price for such remaining shares sold pursuant to the first tranche will be $8.588. Under the terms of the Agreement, the purchasers will be entitled to acquire additional shares pursuant to a warrant containing a formula which takes into account the market price of the Company's common stock at future dates, commencing 30 days after the date on which the purchasers may resell the shares pursuant to a registration statement. The Company and the purchasers have agreed that in the event an adjustment to the number of shares of common stock sold should result in the issuance of an amount that would equal or exceed 20% of the common shares outstanding on April 21, 1999, the Company would, at its option, either seek shareholder approval for the issuance of such additional shares or make a cash payment to the purchasers pursuant to a formula, which would result in the issuance of an aggregate of less than 20% of the Company's outstanding common stock.

         In addition, the Company issued warrants to the purchasers enabling them to purchase up to 167,754 additional shares of common stock at a purchase price of $10.73 per share, exercisable for a five-year period. The Company will be obligated to issue additional warrants if total investment from these investors exceeds $12.0 million.

          After acquisition of the shares acquired in the first tranche and following the effectiveness of a registration statement covering such common stock, the Company may elect to sell and the purchasers have agreed to purchase, additional common stock of the Company for an aggregate purchase price of not less than $4.0 million nor more than $10.0 million, depending upon the per share market value of the Company's common stock. The additional shares which the Company may elect to sell must be sold no later than 180 days after the sale of all shares sold by the Company in the first tranche.

         The Company has entered into a Registration Rights Agreement with the purchasers requiring the Company to register shares purchased by the purchasers pursuant to the Agreement under the Act, as well as the shares issuable pursuant to the warrants issued to the purchasers. The Company has agreed to pay certain expenses of the purchasers and an advisor to the purchasers incurred in connection with the private placement, not to exceed $50,000. No underwriting discount or commission was paid to any broker-dealer in connection with the transaction. The sale was effected to the purchasers in reliance upon exemptions provided under Section 4(2) of the Act and Regulation D, Rule 506 thereunder.



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ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

(c)      Financial Statements and Exhibits

         (a)      EXHIBITS

                  Exhibit 10.1      Securities Purchase Agreement, dated as
                                    of April 21, 1999, by and among the Company and the Purchasers identified therein.

                  Exhibit 10.2      Registration Rights Agreement, dated as
                                    of April 21, 1999, by and among the Company and the Purchasers identified therein.

                  Exhibit 10.3 Warrant No. A-001 issued to Strong River Investments Inc., to purchase shares of common stock, dated April 21, 1999.

                  Exhibit 10.4 Warrant No. A-002 issued to Catharine Street LLC, to purchase shares of common stock, dated April 21, 1999.

                  Exhibit 10.5 Warrant No. B-001 issued to Strong River Investments Inc., to purchase 83,877 shares of common stock at an exercise price equal to $10.73, dated April 21, 1999.

                  Exhibit 10.6 Warrant No. B-002 issued to Catharine Street LLC, to purchase 83,877 shares of common stock at an exercise price equal to $10.73, dated April 21, 1999.

                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Dated: April 27, 1999             K-TEL INTERNATIONAL, INC.


                                  By:   /s/ Steven A. Kahn
                                     -------------------------------------------
                                      Steven A. Kahn
                                      Vice President and Chief Financial Officer